Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES THIRD QUARTER 2018 RESULTS

Reaffirms 2018 outlook, on track for approval in 2019 adoptions

BOSTON – November 8, 2018 – Global learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (Nasdaq: HMHC) today announced its operating and financial results for the third quarter ended September 30, 2018.

Operating Highlights:

•	Re-affirming 2018 guidance [1]

•	New programs on track for approval in upcoming 2019 adoptions

•	Total Company billings growth of 1.5% in Q3 and flat year to date

•	Education billings down only marginally in Q3 and year to date

•	Extensions billings growth of 8% in Q3 and 10% year to date

[1]	Guidance adjusted on October 5, 2018 to reflect the divestiture of Riverside Standardized Testing business. No changes to the outlook for Continuing Operations were made.

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions of dollars)	2018 [2]	2017 [2]	Change	2018 [2]	2017 [2]	Change
Net sales[3]	$516	$516	—	$1,073	$1,093	(1.8)%
Billings	571	563	1.5%	1,108	1,109	(0.1)%
Income (loss) from continuing operations[3]	84	89	(5.3)%	(51)	(84)	39.1%
Adjusted EBITDA [3]	160	161	(0.9)%	190	196	(2.9)%
Pre-publication or content development costs	(33)	(30)	(10.5)%	(92)	(82)	(11.8)%
Net cash provided by operating activities				26	20	27.7%
Free cash flow				(108)	(101)	(6.7)%

2	All amounts have been adjusted to eliminate the impact of the Riverside Standardized Testing business which has been removed from continuing operations and classified as discontinued operations.
3

The 2018 amounts have been impacted by the January 1, 2018 adoption of the new revenue standard. Please refer to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2018 for further details.

“We had a solid third quarter, delivering billings growth of 1.5% driven by strength in Extensions and Trade, which demonstrates the merits of our strategy,” said Jack Lynch, President and Chief Executive Officer of HMH. “We remain focused on executing against our long-term strategy, and believe we are well positioned for the large adoption opportunities in 2019.”

Joe Abbott, Chief Financial Officer of HMH added, “We remain on track to deliver against the targets we set at the start of the year, adjusted for the Riverside divestiture, and have reaffirmed our fiscal year 2018 outlook. We are nearing completion of our restructuring program and remain focused on execution as we close out the year and look ahead to a larger market opportunity in 2019.”

Third Quarter 2018 Financial Results:

Net Sales: HMH reported net sales of $516 million for the third quarter of 2018, a slight increase compared to the same quarter of 2017. The net sales increase was driven by a $15 million increase in our Trade Publishing segment offset by a $15 million decrease in our Education segment. Within our Trade Publishing segment, the increase was primarily due to licensing income driven by a new agreement pertaining to our classic backlist titles 1984 and Animal Farm. Within our Education segment, the decrease was primarily due to lower net sales from Core Solutions, which declined by $34 million from $277 million in 2017 to $243 million. The decrease was primarily due to decreases in sales relating to disciplines reaching the end of their product lifecycle that are scheduled to be replaced next year with newer programs. Partially offsetting the decrease in our Core Solutions sales was an increase in sales from our Extensions businesses, which primarily consist of our Heinemann brand, intervention, and supplemental products as well as professional services. Extensions businesses net sales for the current period increased $19 million to $207 million in 2018 primarily driven by higher Heinemann net sales. The primary driver of the increase in our Heinemann net sales was sales of the Fountas & Pinnell Classroom product, which benefited from additional product launches during the quarter.

Billings: HMH reported billings of $571 million for the third quarter of 2018, up $8 million from the same quarter of 2017. Education and Trade Publishing segment billings for the third quarter of 2018 were $504 million and $67 million, respectively, compared with $512 million and $50 million, respectively, for the same periods in 2017. Our Trade Publishing segment billings increase of $17 million was due to licensing income driven by a new agreement pertaining to our classic backlist titles 1984 and Animal Farm. Within our Education segment, the $8 million decline in billings was attributed to a decrease in billings from Core Solutions, which declined by $25 million from $299 million in 2017 to $274 million. The primary driver of the decrease in Core Solutions billings were decreases in billings relating to disciplines reaching the end of their product lifecycle that are scheduled to be replaced next year with newer programs. Billings within our science discipline, which is a new program, increased year over year offsetting some of the older program declines along with a large order from Puerto Rico. Partially offsetting the Core Solutions billings decline was an increase in billings from our Extensions businesses of $16 million to $230 million in 2018, primarily driven by higher Heinemann billings. The primary driver of the increase in our Heinemann billings was billings of the Fountas & Pinnell Classroom product, which benefited from additional product launches during the quarter.

Cost of Sales: Overall cost of sales decreased 3%, or $7 million, to $238 million in the third quarter of 2018 from $245 million in the same period of 2017, primarily due to a $7 million reduction in publishing rights and pre-publication amortization.

Selling and Administrative Costs: Selling and administrative costs increased $3 million to $176 million for the third quarter of 2018 from the same period of 2017, primarily due to variable expenses such as commissions attributable to the Heinemann billings, and depository fees which is driven by geographic sales mix.

Operating Income: Operating income for the third quarter of 2018 was $92 million, a $3 million improvement from the same period of 2017 primarily due to aforementioned changes in cost of sales.

Net Income: Net income of $86 million in the third quarter of 2018 was $4 million, or 5%, lower compared to a net income of $91 million in the same quarter of 2017. Net income from continuing operations in the third quarter was $84 million, a $5 million decrease from the $89 million in the same quarter of 2017, due primarily to the same factors impacting operating income and an unfavorable change in our tax provision of $6 million, from a benefit of $10 million for the same period in 2017 to a benefit of $4 million in 2018. The reduction in benefit was primarily due to the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”) resulting in a lower annual effective tax rate and our ability to utilize indefinite-lived deferred tax liabilities as a source of future taxable income in our assessment of realization of deferred tax assets. Income from discontinued operations, net of tax, increased by $1 million to $2 million from the same period in 2017.

Adjusted EBITDA from continuing operations: Adjusted EBITDA from continuing operations for the third quarter of 2018 was $160 million, a $1 million unfavorable change from $161 million in the same quarter of 2017, primarily due to the aforementioned changes in selling and administrative costs.

Nine Months Ended September 30, 2018 Financial Results:

Net Sales: HMH reported net sales of $1,073 million for the first nine months of 2018, down $20 million from the same period of 2017. The net sales decrease was driven by a $29 million decrease in our Education segment, offset by a $9 million increase in our Trade Publishing segment. Within our Education segment, the decrease was primarily due to lower net sales from Core Solutions, which declined by $63 million from $519 million in 2017 to $456 million. The primary drivers of the decrease in Core Solutions sales were decreases in sales to disciplines reaching the end of their product lifecycle that are scheduled to be replaced next year with newer programs. Net sales within our science discipline, which is a new program, increased year over year offsetting some of the older program declines. Also contributing to the decline in Core Solutions was the non-recurrence of the $5.0 million one-time fee we recognized in 2017 in connection with the expiration of a distribution agreement. Partially offsetting the decrease in our Core Solutions sales was an increase in sales from our Extensions businesses of $34 million from $444 million in 2017 to $478 million in 2018 primarily driven by higher Heinemann net sales largely attributed to the Fountas & Pinnell Classroom product, which was introduced in the third quarter of 2017, and additional product launches during the third quarter of 2018. Within our Trade Publishing segment, the increase was primarily due to licensing income driven by a new agreement pertaining to our classic backlist titles 1984 and Animal Farm. The increase was partially offset by a decrease in ebook sales.

Billings: HMH reported billings of $1,108 million for the first nine months of 2018, a slight decline compared to the same period of 2017. Education and Trade Publishing segment billings for the first nine months of 2018 were $967 million and $141 million, respectively, compared with $979 million and $129 million, respectively, for the same periods in 2017. The billings decrease was driven by our Education segment, which declined by $12 million from 2017 to $967 million. The primary drivers of the decrease in our Education segment was Core Solutions, which declined by $55 million. The decrease in Core Solutions billings was due to decreases in billings to disciplines reaching the end of their product lifecycle that are scheduled to be replaced next year with newer programs. Billings within our science discipline, which is a new program, increased year over year offsetting some of the older program declines along with a large order from Puerto Rico. Also contributing to the decline in Core Solutions was the non-recurrence of the $5 million one-time fee we recognized in 2017 in connection with the expiration of a distribution agreement. Offsetting the decrease in billings in Core Solutions was an increase in our Extensions businesses. Extensions businesses billings for the current period increased $43 million from $449 million in 2017 to $492 million in 2018 primarily driven by higher Heinemann billings of the Fountas & Pinnell Classroom product, which was introduced in the third quarter of 2017, and additional product launches during the third quarter of 2018. In the first nine months, HMH’s share of the addressable portion of the AAP market declined by two points. Within our Trade Publishing segment, there was a billings increase of $11 million which was due to licensing income driven by a new agreement pertaining to our classic backlist titles 1984 and Animal Farm.

Cost of Sales: Overall cost of sales decreased 4%, or $25 million, to $568 million in the first nine months of 2018 from $593 million in the same period of 2017, primarily due to lower volume in 2018 coupled with a $15 million reduction in publishing rights and pre-publication amortization.

Selling and Administrative Costs: Selling and administrative costs increased by $4 million for the first nine months of 2018 due higher depreciation expense of $3 million as a result of our increased investment in business systems and infrastructure; an increase in professional fees of $3 million in 2018 which related to a $5 million non-recurring insurance reimbursement received in 2017; an increase in discretionary costs of $2 million related to travel and entertainment, promotion and an increase in commissions and depository fees of $3 million. Offsetting the increase in selling and administrative costs was lower IT expenses of $4 million relating to maintenance contracts, hardware and telecommunications. Further, there were lower net labor costs and other fixed costs due to actions taken under the 2017 Restructuring Plan partially offset by higher employee benefit and medical expenses as well as planned merit increases.

Operating Loss: Operating loss for the first nine months of 2018 was $16 million, a $30 million improvement from the $46 million operating loss recorded in the same period of 2017 primarily due to the $33 million decrease in the charge associated with our 2017 Restructuring Plan, which primarily occurred in 2017, and the reduction in cost of sales partially offset by the aforementioned changes in net sales.

Net Loss: Net loss of $38 million in the first nine months of 2018 was $39 million, or 50%, lower compared to a net loss of $77 million in the same period of 2017. Net loss from continuing operations for the nine months ended, September 30, 2018 was $51 million, a $33 million improvement from the $84 million net loss from continuing operations in the same period of 2017 due primarily to the same factors impacting operating loss and a favorable change in our tax provision of $8 million, from an expense of $10 million for the same period in 2017 to an expense of $2 million in 2018. The reduction in tax expense was primarily due to the 2017 Tax Act resulting in a lower annual effective tax rate and our ability to utilize indefinite-lived deferred tax liabilities as a source of future taxable income in our assessment of realization of deferred tax assets. Also, income from discontinued operations, net of tax increased $6 million to $13 million from $7 million in 2017.

Adjusted EBITDA from continuing operations: Adjusted EBITDA from continuing operations for the first nine months of 2018 was $190 million, a $6 million unfavorable change from $196 million in the same period of 2017, primarily due to the aforementioned changes in net sales.

Cash Flows: Net cash provided by operating activities for 2018 was $43 million compared with $38 million in 2017. The $5 million increase in cash provided by operating activities from 2017 to 2018. Net cash provided by operating activities from continuing operations was $26 million in 2018, a $6 million increase compared to 2017. The increase in net cash provided by operating activities from continuing operations was primarily driven by more profitable operations, net of non-cash items of $6 million. Net cash provided by operating activities included $17 million and $18 million of cash flow from discontinued operations in 2018 and 2017, respectively. HMH’s free cash flow from continuing operations, defined as net cash from operating activities minus capital expenditures, as of September 30, 2018 was a usage of $108 million compared with a usage of $101 million for the same time period in 2017. The primary drivers of the unfavorable change in free cash flow was an increase in capital expenditures related to the timing of pre-publication costs in 2018. As of September 30, 2018, HMH had $134 million of cash and cash equivalents and short-term investments compared to $235 million at December 31, 2017.

Corporate Initiatives:

HMH continues to implement its ongoing initiatives to improve the Company’s operational efficiency and right-size its cost structure. Organizational design changes, aimed at reducing complexity in the organization, were completed in 2017, and HMH expects to substantially complete the remaining planned actions by the end of 2018. The identified initiatives are expected to result in approximately $70 million to $80 million in annualized cost savings by the end of 2018.

Conference Call:

At 8:30 a.m. ET on Thursday, November 8, 2018, HMH will host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 1959829

Moderator: Brian Shipman, Senior Vice President, Investor Relations

Webcast Link: https://edge.media-server.com/m6/p/4pz5nkcb

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference call will also be available until November 17, 2018 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 1959829.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance (for a completed period and/or on a forward-looking basis), we have presented adjusted EBITDA from continuing operations and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by: fluctuations in interest rates or effective tax rates; levels of depreciation or amortization; non-cash charges; fees, expenses or charges relating to acquisition-related activities, including purchase accounting adjustments, integration costs and transaction costs, as well as to securities offering- and debt refinancing-activities; charges associated with restructuring and cost saving initiatives, including severance, separation and facility closure costs; certain legal settlements and awards; and non-routine costs and gains. Accordingly, management believes that this measure is useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue) are used as performance measures to determine certain incentive compensation of management. Management believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures (to the extent available without unreasonable efforts) and related disclosure is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (Nasdaq: HMHC) is a global learning company committed to delivering integrated solutions that engage learners, empower educators and improve student outcomes. As a leading provider of K–12 core curriculum, supplemental and intervention solutions and professional learning services, HMH partners with educators and school districts to uncover solutions that unlock students’ potential and extend teachers’ capabilities. HMH serves more than 50 million students and 3 million educators in 150 countries, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com

Follow HMH on Twitter, Facebook and YouTube.

Contact

Investors

Brian S. Shipman, CFA

Senior Vice President, Investor Relations

(212) 592-1177

brian.shipman@hmhco.com

Media

Bianca Olson

SVP, Corporate Affairs

617-351-3841

bianca.olson@hmhco.com

Forward-Looking Statements:

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will,” “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. Forward-looking statements include all statements that are not statements of historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings and net sales; financial performance, financial condition; liquidity; products and services, including for new adoptions; outlook for full year 2018; prospects; growth; markets and our positions therein; strategies, including with respect to investing in our Core Solutions and Extensions businesses and operational excellence; efficiency and cost savings initiatives, including actions thereunder and expected impact and timing; the industry in which we operate; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. We caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date hereof.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward-looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; changes in state academic standards; state acceptance of submitted programs and participation rates therefor; industry cycles and trends; the rate and state of technological change; state requirements related to digital instruction; changes in product distribution channels and concentration of retailer power; changes in our competitive environment, including free and low cost open educational resources; periods of operating and net losses; our ability to enforce our intellectual property and proprietary rights; risks based on information technology systems and potential breaches of those systems; dependence on a small number of print and paper vendors; third-party software and technology development; possible defects in digital products; our ability to identify, complete, or achieve the expected benefits of, acquisitions; unanticipated consequences of the recently completed disposition of our Riverside clinical and standardized testing business; our ability to execute on our long-term growth strategy; increases in our operating costs; exposure to litigation; major disasters or other external threats; contingent liabilities; risks related to our indebtedness; future impairment charges; changes in school district payment practices; a potential increase in the portion of our sales coming from digital sales; risks related to doing business abroad; changes in tax law or interpretations; management and other personnel changes; timing, higher costs and unintended consequences of our operational efficiency and cost-reduction initiatives; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

(in thousands of dollars, except share information)	September 30, 2018 (Unaudited)	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$104,304	$148,979
Short-term investments	29,758	86,449
Accounts receivable, net of allowances for bad debts and book returns of $20.0 million and $23.1 million, respectively	353,075	192,569
Inventories	170,012	150,694
Prepaid expenses and other assets	25,260	29,919
Assets held for sale	125,583	126,761

Total current assets	807,992	735,371
Property, plant, and equipment, net	143,040	148,659
Pre-publication costs, net	325,539	313,997
Royalty advances to authors, net	50,342	46,469
Goodwill	713,073	713,073
Other intangible assets, net	535,824	582,538
Deferred income taxes	3,402	3,593
Deferred commissions	23,402	—
Other assets	28,938	19,891

Total assets	$2,631,552	$2,563,591

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$8,000	$8,000
Accounts payable	87,881	60,810
Royalties payable	65,727	66,798
Salaries, wages, and commissions payable	50,452	52,837
Deferred revenue	276,511	264,946
Interest payable	363	322
Severance and other charges	6,861	6,926
Accrued postretirement benefits	1,618	1,618
Other liabilities	28,011	19,657
Liabilities held for sale	22,174	24,835

Total current liabilities	547,598	506,749
Long-term debt, net of discount and issuance costs	756,785	760,194
Long-term deferred revenue	412,860	418,734
Accrued pension benefits	23,140	24,133
Accrued postretirement benefits	18,816	20,285
Deferred income taxes	24,675	22,269
Other liabilities	22,567	16,034

Total liabilities	1,806,441	1,768,398

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at September 30, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 148,138,296 and 147,911,466 shares issued at September 30, 2018 and December 31, 2017, respectively; 123,561,262 and 123,334,432 shares outstanding at September 30, 2018 and December 31, 2017, respectively	1,481	1,479
Treasury stock, 24,577,034 shares as of September 30, 2018 and December 31, 2017, respectively, at cost (related parties of $193,493 at 2018 and 2017)	(518,030)	(518,030)
Capital in excess of par value	4,889,446	4,879,793
Accumulated deficit	(3,507,050)	(3,521,527)
Accumulated other comprehensive loss	(40,736)	(46,522)

Total stockholders’ equity	825,111	795,193

Total liabilities and stockholders’ equity	$2,631,552	$2,563,591

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars, except share and per share information)	2018	2017	2018	2017
Net sales	$516,255	$516,206	$1,073,379	$1,093,284
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	201,748	202,053	461,539	470,721
Publishing rights amortization	8,238	10,987	26,476	35,252
Pre-publication amortization	28,094	32,113	80,047	86,753

Cost of sales	238,080	245,153	568,062	592,726
Selling and administrative	176,202	173,690	491,052	486,876
Other intangible asset amortization	6,696	6,873	20,238	22,327
Restructuring	3,077	1,845	3,077	36,158
Severance and other charges	362	272	6,380	1,155
Loss on sale of assets	—	—	384	—

Operating income (loss)	91,838	88,373	(15,814)	(45,958)

Other income (expense)
Retirement benefits non-service income	320	871	960	2,615
Interest expense	(11,627)	(10,980)	(34,035)	(31,980)
Interest income	277	281	900	641
Change in fair value of derivative instruments	(249)	377	(974)	1,273

Income (loss) from continuing operations before taxes	80,559	78,922	(48,963)	(73,409)
Income tax (benefit) expense for continuing operations	(3,349)	(9,714)	2,104	10,482

Income (loss) from continuing operations	83,908	88,636	(51,067)	(83,891)

Income from discontinued operations, net of tax	2,441	1,870	12,833	6,872

Net income (loss)	$86,349	$90,506	$(38,234)	$(77,019)

Net income (loss) per share attributable to common stockholders
Basic:
Continuing operations	$0.68	$0.72	$(0.41)	$(0.68)
Discontinued operations	0.02	0.02	0.10	0.05

Net income (loss)	$0.70	$0.74	$(0.31)	$(0.63)

Diluted:
Continuing operations	$0.68	$0.72	$(0.41)	$(0.68)
Discontinued operations	0.02	0.01	0.10	0.05

Net income (loss)	$0.70	$0.73	$(0.31)	$(0.63)

Weighted average shares outstanding
Basic	123,553,116	123,038,780	123,401,005	122,913,039

Diluted	123,870,380	123,243,351	123,401,005	122,913,039

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(in thousands of dollars)	2018	2017
Cash flows from operating activities
Net loss	$(38,234)	$(77,019)
Adjustments to reconcile net loss to net cash provided by operating activities
Income from discontinued operations, net of tax	(12,833)	(6,872)
Loss on sale of assets	384	—
Depreciation and amortization expense	183,218	197,856
Amortization of debt discount and deferred financing costs	3,136	3,136
Deferred income taxes	2,597	8,863
Stock-based compensation expense	9,363	7,946
Restructuring charges related to property, plant, and equipment	—	9,841
Change in fair value of derivative instruments	974	(1,273)
Changes in operating assets and liabilities
Accounts receivable	(160,506)	(169,427)
Inventories	(19,317)	6,788
Other assets	(716)	397
Accounts payable and accrued expenses	15,471	29,799
Royalties payable and author advances, net	(5,165)	(8,924)
Deferred revenue	34,362	15,359
Interest payable	41	12
Severance and other charges	(481)	3,480
Accrued pension and postretirement benefits	(2,462)	(4,091)
Other liabilities	16,274	4,579

Net cash provided by operating activities – continuing operations	26,106	20,450
Net cash provided by operating activities – discontinued operations	17,361	17,801

Net cash provided by operating activities	43,467	38,251

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	86,539	80,690
Purchases of short-term investments	(29,708)	(75,932)
Additions to pre-publication costs	(92,202)	(82,465)
Additions to property, plant, and equipment	(41,488)	(38,769)
Proceeds from sale of assets	500	—

Net cash used in investing activities – continuing operations	(76,359)	(116,476)
Net cash used in investing activities – discontinued operations	(5,933)	(8,567)

Net cash used in investing activities	(82,292)	(125,043)

Cash flows from financing activities
Proceeds from revolving credit facility	50,000	—
Payments of revolving credit facility	(50,000)	—
Payments of long-term debt	(6,000)	(6,000)
Tax withholding payments related to net share settlements of restricted stock units and awards	(1,113)	(1,450)
Proceeds from stock option exercises	—	512
Issuance of common stock under employee stock purchase plan	1,263	1,608

Net cash used in financing activities– continuing operations	(5,850)	(5,330)

Net decrease in cash and cash equivalents	(44,675)	(92,122)
Cash and cash equivalents at the beginning of the period	148,979	226,102

Cash and cash equivalents at the end of the period	$104,304	$133,980

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA 1

Consolidated

(in thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income (loss) from continuing operations	$83,908	$88,636	$(51,067)	$(83,891)
Interest expense	11,627	10,980	34,035	31,980
Interest income	(277)	(281)	(900)	(641)
Provision (benefit) for income taxes	(3,349)	(9,714)	2,104	10,482
Depreciation expense	17,701	17,379	56,457	53,524
Amortization expense	43,028	49,973	126,761	144,332
Non-cash charges—stock compensation	3,302	2,521	9,363	7,946
Non-cash charges—loss (gain) on derivative instrument	249	(377)	974	(1,273)
Fees, expenses or charges for equity offerings, debt or acquisitions/dispositions	150	—	2,256	277
2017 Restructuring Plan	3,077	1,845	3,077	36,158
Severance, separation costs and facility closures	362	272	6,380	1,155
Legal reimbursement	—	—	—	(4,500)
Loss on sale of assets	—	—	384	—

Adjusted EBITDA from continuing operations	$159,778	$161,234	$189,824	$195,549

Free Cash Flow 1

Consolidated

(in thousands of dollars)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net cash provided by operating activities	$26,106	$20,450
Cash flows from investing activities
Additions to pre-publication costs	(92,202)	(82,465)
Additions to property, plant, and equipment	(41,488)	(38,769)

Free Cash Flow	$(107,584)	$(100,784)

[1]	All amounts have been adjusted to eliminate the impact of the Riverside Standardized Testing business which has been removed from continuing operations and classified as discontinued operations.

Houghton Mifflin Harcourt Company

Calculation of Billings (Unaudited)

Billings 1 (in thousands of dollars)

Consolidated 1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$516,255	$516,206	$1,073,379	$1,093,284
Change in deferred revenue	54,959	46,762	34,362	15,359

Billings	$571,214	$562,968	$1,107,741	$1,108,643

Education 1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Core Solutions net sales	$243,130	$276,801	$456,335	$518,752
Change in deferred revenue	30,736	21,893	18,687	11,310

Core Solutions Billings	$273,866	$298,694	$475,022	$530,062
Extensions net sales	$206,506	$188,216	$477,600	$444,366
Change in deferred revenue	23,605	25,571	14,428	4,961

Extensions Billings	$230,111	$213,787	$492,028	$449,327

Education Billings	$503,977	$512,481	$967,050	$979,389

Trade Publishing 1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$66,619	$51,189	$139,444	$130,166
Change in deferred revenue	618	(702)	1,247	(912)

Billings	$67,237	$50,487	$140,691	$129,254

Billings is an operating measure utilized by the company derived as shown above.

[1]	All amounts have been adjusted to eliminate the impact of the Riverside Standardized Testing business which has been removed from continuing operations and classified as discontinued operations.